EXHIBIT 99

CERTIFICATION

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of Hastings Manufacturing Company (the "Company") that the Annual Report of the Company on Form 10-K for the year ended December 31, 2002 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated: March 31, 2003	/s/ Mark R.S. Johnson
Mark R.S. Johnson Chief Executive Officer

Dated: March 31, 2003	/s/ Thomas J. Bellgraph
Thomas J. Bellgraph Vice-President of Corporate Administration (Chief financial officer)